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                                                                     Exhibit 5.1


                       (HEWITT & MCGUIRE, LLP LETTERHEAD)

                               ___________, 2000

MarketFirst Software, Inc.
2061 Stierlin Court
Mountain View, CA  94043

     Re:  Registration Statement on Form S-1
          ----------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 (File No. 333-35062) originally filed by MarketFirst Software, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on April 18, 2000, as thereafter amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to ____________ shares of the Company's common stock (including an over-allotment option of up to ___________ shares of the Company's common stock granted to the underwriters) (the "Shares"). The Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement filed as an exhibit thereto. As legal counsel to the Company, we have examined the proceedings proposed to be taken in connection with the sale and issuance of the Shares and have made such legal and factual inquiries as we deemed necessary under the circumstances for the purposes of rendering this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                    Very truly yours,


                                    HEWITT & McGUIRE, LLP